EXHIBIT 99.1

United Health Products Announces OTCQB Uplisting and FDA Update

Mount Laurel, New Jersey – May 1, 2025 – United Health Products, Inc. (OTCQB: UEEC) is pleased to announce that it has been approved to have its common shares uplisted from the OTC “Pink” market to the OTCQB Venture Market (“OTCQB”). The successful uplisting is effective May 1, 2025 and the company’s common shares will continue to trade under the ticker symbol “UEEC”.

UHP believes the uplisting will boost visibility to a broader universe of investors and provide improved liquidity for its stock as the company advances its FDA application for Premarket Approval of its CelluSTAT Hemostatic Gauze. The OTCQB is the premier marketplace for developing companies, including those in the medical technology sector.

Brian Thom, UHP’s Chief Executive Officer, commented, “Uplisting to the OTCQB Venture Market is an important milestone for our company and reflects UHP’s commitment to improving corporate transparency, increasing share trading liquidity, and expanding the universe of potential investors.”

The OTCQB is a trading platform operated by the OTC Markets Group Inc. that is designed for developing and entrepreneurial-stage companies, and is considered by the SEC to be an “established public market”. Companies listed on the OTCQB are current in their SEC financial reporting and complete an annual verification and management certification process. Additional information about the OTC Markets Group Inc. and the OTCQB can be found at www.otcmarkets.com.

Regulatory Update:

On April 25, the Food & Drug Administration (FDA) gave notice to the company that it declined to approve the company’s Investigational Device Exemption (IDE) application to conduct the previously announced, follow on clinical study. The FDA did not cite any deficiencies from its review of the proposed clinical study design. Rather, it cited certain findings from one of the two Bioresearch Monitoring (BIMO) audits of UHP’s initial 2019 clinical study that were conducted in 3Q/2024, and which the company had responded to on October 25, 2024 and again on April 14, 2025. UHP and the FDA are scheduling a teleconference in the next 10 days that the company hopes will resolve this issue and allow the clinical study to proceed. In the interim, the company continues to advance those clinical study tasks that can be accomplished prior to the IDE approval.

There can be no assurance that the FDA Premarket Approval application will be granted.

About United Health Products -- UHP has developed and patented a Neutralized Regenerated Cellulose hemostatic agent. CelluSTAT Hemostatic Gauze is an all-natural product designed to control mild to moderate bleeding. UHP is seeking approval to access the human surgical market.

For more information on UHP visit the company’s new website: www.uhpcorp.com or contact the company at info@uhpcorp.com.

The company can also be reached by phone or text message at 475.755.1005.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.